Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Capital Opportunities Fund, which was held on October 19, 2001, the following items were approved by the required vote of shareholders:

Item 1. To elect a Board of Trustees:
Nominee
Number of Shares
For
Withhold
Authority
Jeffrey L. Shames 225,856,511.599 5,825,573.249
John W. Ballen 225,834,888.959 5,847,195.889
Lawrence H. Cohn 225,787,638.717 5,894,446.131
J. David Gibbons 225,622,451.731 6,059,633.117
William R. Gutow 225,845,341.283 5,836,743.565
J. Atwood Ives 225,882,261.693 5,799,823.155
Abby M. O'Neill 225,699,804.401 5,982,280.447
Lawrence T. Perera 225,382,057.607 6,300,027.241
William J. Poorvu 225,837,997.854 5,844,086.994
Arnold D. Scott 225,910,531.774 5,771,553.074
J. Dale Sherratt 225,836,940.032 5,845,144.816
Elaine R. Smith 225,830,603.615 5,851,481.233
Ward Smith 225,646,645.580 6,035,439.268
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust:
Number of Shares
Affirmative 269,328,287.152
Against 9,686,415.699
Abstain 12,083,358.765
Broker non-votes 26,794,342.000
Item 3. To amend or remove certain fundamental investment policies:

Number of Shares
Affirmative 176,661,434.298
Against 5,450,319.064
Abstain 8,001,847.486
Broker non-votes 41,568,484.000
Item 4. To approve of a new investment advisory agreement with Massachusetts Financial Services Company:
Number of Shares
Affirmative 220,252,943.607
Against 4,254,719.240
Abstain 7,174,422.001
Item 5. To ratify the selection of Deloitte & Touche, LLP as the independent public accountants to be employed by the fund for the current fiscal year:
Number of Shares
Affirmative 222,966,463.406
Against 2,318,882.353
Abstain 6,396,739.089